UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 11, 2005
(Date of Earliest Event Reported)

GLOBAL CASH ACCESS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		94-3309549
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

3525 East Post Road, Suite 120
Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

(800) 833-7110
(Registrant’s Telephone Number, Including Area Code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

     Effective as of April 13, 2005, Global Cash Access, Inc. (the “Company”), together with its sole stockholder, Global Cash Access Holdings, Inc. (“Holdings”), entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with certain lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, which amended and restated the terms of the Credit Agreement, dated as of March 10, 2004, and amended as of April 27, 2004 (the “Original Credit Agreement”). The Restated Credit Agreement amended and restated the terms upon which the lenders have agreed to provide senior secured credit facilities to the Company in the aggregate principal amount of up to $280,000,000.

     Bank of America Corporation, an affiliate of Bank of America, N.A., holds less than five percent of the capital stock of Holdings, and therefore a less than five percent indirect equity interest in the Company.

     The Restated Credit Agreement amended the terms of the Original Credit Agreement to, among other things, (i) reduce the rate at which interest accrues on certain borrowings under the senior secured credit facilities, (ii) permit Holdings to provide a subordinate guarantee of the $235,000,000 principal amount of 8-3/4% senior subordinated notes due 2012 previously issued by the Company (the “Senior Subordinated Notes”), (iii) waive the requirement that 50% of the proceeds of an initial public offering by Holdings be used to prepay certain borrowings under the senior secured credit facilities, (iv) permit Holdings to use proceeds of an initial public offering to redeem up to 35% of the Senior Subordinated Notes, (v) permit Holdings to use $10,000,000 of the proceeds of an initial public offering to purchase, on behalf of the Company, certain patent rights from USA Payments, (vi) increase the amount of permitted annual capital expenditures, and (vii) modify certain other terms, conditions, provisions and covenants in connection with the senior secured credit facilities.

     The Company’s senior secured credit facilities continue to be secured by substantially all of the assets of Holdings, the Company and the Company’s wholly-owned domestic subsidiaries and continue to be guaranteed by Holdings and the Company’s wholly-owned domestic subsidiaries.

     The Restated Credit Agreement contains customary affirmative and negative covenants, financial covenants, representations and warranties and events of defaults, which are subject to important exceptions and qualifications, as set forth in the Restated Credit Agreement furnished herewith.

     The foregoing description does not purport to be complete and is qualified by reference to the full text of the Restated Credit Agreement included as Exhibit 10.1 and incorporated herein by reference.

     Effective as of April 11, 2005, the Company, Holdings, Bank of America, N.A., as Administrative Agent and the requisite lenders under the Original Credit Agreement entered into a Consent and Waiver that permitted M&C International, a stockholder of Holdings, to transfer certain shares of capital stock in Holdings to Kirk Sanford, the Company’s president and chief executive officer, without causing a “Change of Control” (as defined in the Original Credit

Agreement) or “Event of Default” (as defined in the Original Credit Agreement) to occur.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

     As described in Item 1.01 above and hereby incorporated by reference into this Item 2.03, the Company became obligated on a material direct financial obligation pursuant to the Restated Credit Agreement on April 13, 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Election of Director

     On April 14, 2005, William Harris was elected to the board of directors of the Company. His term shall expire upon his successor being duly elected and qualified or upon his earlier death, resignation or removal.

     Concurrent with his appointment to the board of directors of the Company, Mr. Harris was also elected to the board of directors of Holdings. Mr. Harris is expected to be appointed to the audit committee of Holdings.

     In connection with his election to the board of director of Holdings, Mr. Harris will receive an option to purchase 100,000 shares of Class A Common Stock of Holdings pursuant to Holdings’ 2005 Stock Incentive Plan, at an exercise price of $13.99 per share. Subject to Mr. Harris’ continuous service to Holdings, which includes service as a member of the board of directors of either the Company or Holdings, one eighth of the shares subject to the option shall vest after six months of service, and the remainder will vest ratably in equal monthly installments over the succeeding forty-two months, provided, however, that the option will vest in its entirety upon a change of control in Holdings. In addition, as a member of the board of directors of Holdings, Mr. Harris is expected to receive an annual fee of $20,000, and an additional annual fee of $5,000 for his service as a member of the audit committee of Holdings.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit No.	Document
10.1	Amended and Restated Credit Agreement, dated as of April 13, 2005, by and among Global Cash Access Holdings, Inc., Global Cash Access, Inc., the banks and other financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.2	Consent and Waiver, dated as of April 11, 2005, by and among Global Cash Access Holdings, Inc., Global Cash Access, Inc., the banks and other financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS, INC.

Date: April 14, 2005	By:	/s/ Harry C. Hagery III

Harry C. Hagerty III,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
10.1	Amended and Restated Credit Agreement, dated as of April 13, 2005, by and among Global Cash Access Holdings, Inc., Global Cash Access, Inc., the banks and other financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.2	Consent and Waiver, dated as of April 11, 2005, by and among Global Cash Access Holdings, Inc., Global Cash Access, Inc., the banks and other financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent.